Final Transcript

Conference Call Transcript

AGP — Q2 2005 AMERIGROUP Corporation Earnings Conference Call

Event Date/Time: Jul. 28. 2005 / 10:00AM ET

Event Duration: N/A

CORPORATE PARTICIPANTS

Julie Loftus Trudell

AMERIGROUP — IR

Jeffrey McWaters

AMERIGROUP — Chairman and CEO

Paul Dunn

AMERIGROUP — CFO

John Littel

AMERIGROUP — VP Government Relations

Dr. Eric Yoder

AMERIGROUP — Chief Medical Officer

CONFERENCE CALL PARTICIPANTS

Greg Nersessian

Lehman Brothers — Analyst

Tom Carroll

Legg Mason — Analyst

Patrick Hojlo

CSFB — Analyst

Matt Perry

Wachovia Securities — Analyst

Peter Costa

FTN Midwest Securities — Analyst

Joe France

Banc of America — Analyst

PRESENTATION

Operator

welcome to AMERIGROUP Corporation’s second-quarter earnings conference call. During the presentation all participants will be in a listen-only mode. After management’s presentation you will be invited to participate in a question-and-answer session. (OPERATOR INSTRUCTIONS) As a reminder, this call is being recorded today Thursday, July 28, 2005. I will now turn the conference call over to Julie Loftus Trudell, Vice President, Investor Relations of AMERIGROUP.

Julie Loftus Trudell - AMERIGROUP — IR

Good morning and thank you for joining AMERIGROUP’s second-quarter earnings conference call and webcast. This is Julie Loftus Trudell, Vice President Investor Relations, and with me this morning are AMERIGROUP’s Chairman and CEO, Jeffrey McWaters, our Chief Financial Officer Paul Dunn, and our Executive Vice President of Government Relations, John Littel. Following our prepared remarks we would be pleased to respond to your questions with a broader group of senior executives including Jim Carlson, President and Chief Operating Officer, and Dr. Eric Yoder, Chief Medical Officer.

The press release announcing our second-quarter earnings was distributed yesterday after the close of the market. A replay of this call will be available from noon Eastern time today through Wednesday August 3. The numbers to access the replay are in the press release. The press release and this conference call are intended to be disclosures through methods reasonably designed to provide broad non exclusionary distribution to the public in compliance with regulations for disclosure. The Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 apply to this call. As some of the statements we will mention here today are forward-looking. We can give no assurance they will prove to be accurate because they are prospective in nature. The actual results that we produce in the future could differ materially from those we discuss today. I encourage you to read our form 10-K that we filed with the Securities and Exchange Commission on March 9, 2005 for some various risk factors that could materially impact the results.

At this point I would like to turn the call over to Jeffrey McWaters, our Chairman and CEO.

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

Thanks, Julie, and good morning, everyone. It is a beautiful day here in Virginia Beach. And thank you for taking your time to join us this morning. In recent days the Company has announced great success as well as some manageable challenges. I would like to take a few minutes this morning to first help put a difficult week in perspective, then review some of the challenges and successes we face in the second quarter, being as clear with you as possible, finally discuss the significant growth opportunities we have for the next 12 to 18 months. Then I’ll turn the call over to Paul who will talk about the quarter in detail and John, who will give you a quarterly state by state update. Hang in there. We have a lot of great facts.

Our goal today is clarity. Clarity is the antidote for anxiety. Let’s sit back for a minute and take a look at the Medicaid Managed Care universe. I am convinced and I think it is critical that you understand that the news released over the last week reflects company-specific situations and not an industrywide problem with the Medicaid Managed Care model, which we hope to clarify today. Our Company is strong. We have differentiated ourselves from the commercial sector and we’re making a difference at AMERIGROUP every day in someone’s life. And I’m very, very proud of that.

We are pleased with total revenues of 565 million, a 29% increase in premium revenues versus last year, reflecting a 15.7% in organic growth. The health benefit ratio was 82.6% with ending days and claims payable of 51 while SG&A was 10.2%. All of this resulted in second-quarter net income growth of 8.2% to 22.5 million from 20.8 million in the prior year, with diluted EPS of $0.43, compared to $0.40 in the second quarter of ‘04.

Our current membership is 1,070,000, which is a year-over-year increase of 168,000 members or approximately 19% when compared to June of last year. We have grown organically in all of our markets except Florida due to new product offerings, new geographies, and successful branding initiatives. More specifically in our Texas market, despite the slowdown of the state’s processing of Medicaid applications resulting from the state’s decision to outsource its eligibility process, second quarter membership has increased by 45,000 members or 13% compared to the second quarter last year, resulting in market share gains in all four AMERIGROUP Texas markets.

We are especially pleased with sequential membership, which increased by approximately 23,000 new members or 2%. Texas experienced the most significant membership growth, adding 9000 members during the quarter. New York added 6000 members while Illinois added 4000 members, reflecting the success of our direct marketing and sales initiatives in those states.

Now let’s talk about the short-term higher medical costs we mentioned last week as the principal cause of higher medical benefits expense primarily related to two circumstances that presented us from completely deploying our early case finding procedures. First, flu and flue-like illnesses presented themselves in March of the first quarter. Now that we have more visibility on that period we believe it continued into April and has subsided. Second the higher OB and NICU costs in our Fort Worth market directly related to our members who we picked up from our only competitor exiting the market. The inability to provide prenatal case management has caused these costs to be much higher than our normal outcomes in Fort Worth.

And to a much lesser extent we have elevated medical costs we have experienced in New Jersey and Florida, which we are in the process of addressing and are expected to be fully offset by rate increases effective July 1. Paul will discuss all of these in more detail in a moment. The actuarial best estimate and the factor for uncertainty reserves were increased on a net basis of $5 million. We believe these elevated medical costs and adjustments will not continue into the last half of ‘05.

I want you to know I am as confident as I have ever been about our growth opportunities. We grew by 23,000 members this quarter. We have the opportunity to serve Medicaid eligibles in additional markets of Texas and Georgia and we will see additional membership in 2005 in Ohio and Virginia, as a result of recently signed contracts in those states. With these additions AMERIGROUP will now operate in 10 states. We’re pleased with our progress in obtaining the required approvals for our long-term care product in New York and preliminary approval for our special-needs SNP product in Houston to serve Medicare dual eligibles.

In addition we’re making good progress in completing our application for SNP in 7 of 10 markets, all of which gives us excellent visibility into our growth prospects. In total this positions AMERIGROUP to compete for new members in markets with 1.5 million additional Medicaid eligibles and as many as 900,000 dually eligible Medicare recipients over the next 18 to 24 months. We believe that these opportunities translate into value for our shareholders. Let me say again we’re disappointed with the prior period developments in the quarter and we are working like heck to fix the issues and regain our leadership position and your confidence.

With that I would like to turn the call over to Paul Dunn, our Chief Financial Officer, to walk through the various moving parts of the quarter.

Paul Dunn - AMERIGROUP — CFO

Thanks, Jeff, and good morning, everyone. Let me begin with revenue for the quarter. Second quarter total revenues increased 29% to 565 million, compared to 438 million in the prior year due to acquisitions as well as organic growth. The acquisition of CarePlus, which was effective on January 1, accounted for 45% of the revenue increase in the second quarter compared to the same period in the prior year, while organic growth accounted for 15.7%.

Moving on to health benefits, the Company’s health benefits ratio was 82.6% for the quarter compared to 81.3% in the prior year. As Jeff mentioned, our claims reserves are principally held in two buckets, the actuarial best estimate and the factor for uncertainty. On a net basis we increased the reserve for health benefits by $5 million due to adjustments in these two buckets. Let me provide you with some more detail. First, during the quarter the Company increased its actuarial best estimate by approximately 13 million for adverse prior period developments. The principal reasons were increased flu-like illness in several markets, increased NICU and prenatal costs in our Fort Worth market due to the exit of our only competitor there in late 2004, and elevated costs in certain markets including New Jersey and Florida. Of the adverse prior period developments, approximately 8 million related to the first quarter of 2005 and approximately 5 million related to the second half of 2004.

Now let’s talk about the second liability bucket or what we call the factor for uncertainty. Each quarter we review this liability to determine the appropriate amount to layer on top of the actuarial best estimates. To ensure that our total unpaid claims liability is appropriate under moderately adverse conditions. Each quarter we develop the factor for uncertainty on a market by market basis and adjust it appropriately considering claims for disability and the maturity of each market. The companywide results of this analysis which we reviewed with our actuaries was a liability reduction of approximately $8 million.

In Q2 of 2005, excluding the outer period claims development in the current quarter and the reduction in the factor for claims uncertainty, our health benefit ratio would have been 81.7%, which compares to 81.3% for the second quarter of 2004. Let me take a moment to discuss the primary drivers of this 0.4% change. As you’ll note, some of the issues that affected the prior period are also affecting the current quarter. First, the lingering influenza like or flu-like illness negatively impacted medical costs by 4.9 million or 0.9%. This illness began to surface in March, contributing to higher-than-expected medical costs in the first quarter, as many of you I’m sure remember. As it turned out it not only continued in the early part of the second quarter but was also worse than expected in the first quarter. It appears to be more elevated in Florida, Maryland, and New Jersey and predominantly in the TANF and CHIP populations. How did we get surprised by all this?

First, remember due to the vaccine shortage last year our overall immunization level was 24% down from the prior year. Also timing was an issue this year. Flu and flu-like illnesses normally will hit in January and then we have February and March to gauge the severity. We did not have the benefit of that opportunity this year because the illness hit in March. While we use real-time pharmacy data as our leading indicator of flu, it did not reveal the severity of the flu season. Additionally given the late onset we did not have as much visibility on the first quarter impact as we typically have and as such we did not accrue enough additional expense at the close of the first quarter. As a result, we are now recording a prior period adjustment to our past estimates.

Second, we have faced increased medical utilization in Fort Worth; again due to the MetroHealth population which Jeff previously mentioned, which negatively impacted the second-quarter health benefit ratio, accounting for 0.8 million or 0.1% of the increase. Dr. Eric Yoder, our chief medical officer, is available to discuss further any questions that you may have on this topic.

And finally, higher costs in New Jersey and Florida negatively impacted medical expense by 1.7 million or 0.3%, a small and manageable variance. In New Jersey we are seeing increased health benefits in two counties due to costs from a specialty physician group and a teaching hospital. We are well on our way to resolving these issues. We remain pleased with our experience in the remaining counties.

As we have indicated, the 6.6% rate increase effective July 1 will also contribute to health benefit ratio stability. We are also pleased that out of network protection in New Jersey is now locked (ph). Beyond that our management is redoubling their efforts to make sure our systems of early case findings, effective case management, and disease management are all fully staffed and functioning consistent with our standards. In Florida, again our analysis of our experience there reveals that our increase in health benefits is primarily confined to one area, two counties in the Tampa Bay region, and are driven mostly by inpatient hospital and prescription costs. Our remediation strategy there has both short and long-term components. In the short-term we have commenced recontracting initiatives and have already received a 7.3% rate increase. Over the longer term we will continue to work on the government relations front to achieve stronger out of network protection to insulate our experience from further pressure.

To put this in perspective, pressures like those being experienced are a normal part of managing a business in this industry. There is always something that can be improved and ordinarily our distributed platform of products and markets allows us to overcome such challenges. We have had a number of questions regarding our contracting environment in the last week or so, so I would like to provide you with some information in this area.

AMERIGROUP currently has 265 contracts with individual hospitals and multi-hospital systems, not counting the new markets we are entering. These contracts define our relationships with over 460 hospitals and are created according to some important standards. It’s not unusual for any company — we have approximately one dozen contracts that are under renegotiation. This is very typical for our industry. Our contracts are per diem, DRG, and in Maryland all payor based. I want to emphasize we do not pay bill charges nor our contracts indexed to bill charges. In short, well over 95% of our contracts are fixed based arrangements.

Let’s turn to SG&A. SG&A expenses were 10.2% of total revenues for the second quarter versus 10% in the second quarter of 2004. The increase is due to premium tax and legal fees partially offset by management’s tight control of expenses which includes tightly controlling our headcount to stay in line with current membership and growth process. (ph) Also the efficiencies also include a reduction in incentive-based compensation due to reduced profitability for the year. The second-quarter tax rate was 39.2% versus 39.6% in the prior year. The decrease in effective rate from the prior year was attributed to a decrease in nondeductible expenses and a reduction in the blended state income tax rate. All of this resulted in second-quarter net income growth of 8.2%, to 22.5 million from 20.8 million in the prior year with diluted EPS of $0.43 a share, compared to $0.40 a share in the second quarter of 2004.

Turning to cash flow, net cash used in operating activities was 14.2 million for the first six months of 2005, compared to cash flow provided by operations of 18.8 million for the same period in the prior year. Excluding the impact of changes in unearned revenue of approximately 27 million and premium receivables of approximately 20 million, cash flow from operations would have been approximately 33.7 million. As a reminder, some periods may benefit from timing differences in claims payment or even more significantly, early receipt of premium while other quarters may not.

Our balance sheet remains strong. Cash and investments totaled 534.6 million at the end of the second quarter. A portion of this cash is regulated by state capital requirements. 176 million of our cash investments is unregulated and available for acquisitions, new market expansions, or reinvestment in our core business.

Let’s turn to the balance sheet. Claims payables totaled 261 million at June 30, an increase of approximately $7 million from the first quarter. Days in claims payable was 51, which was within our expected range of 45 to 55 days and reflects a 1 day increase compared to the first quarter. This increase reflects a 1.6 day decrease in liability due to the reduction in the factor for claims uncertainty, offset by a 2.6 day increase in claims inventory levels.

Turning now to our 2005 guidance, our recently revised 2005 full year guidance calls for earnings per diluted share in the $1.73 to $1.78 range. The components of this revised guidance which is impacted by our second half development spending and Illinois changes are as follows. We expect net income growth of approximately 7 to 10% when considering the development costs I just mentioned. Same-store premium revenue growth in the range of 12 to 14%, which is an increase from our original guidance of 10 to 13%. Rate increases of approximately 3 to 5%. We expect that our health benefits ratio of approximately 81.6 to 81.8 of premium revenues. We expect our SG&A ratio to be in a range of 11 to 11.2% of total revenues, which includes the impact of additional spending of approximately $10 million in the third and fourth quarters for the implementation costs for the new markets of Virginia, Georgia, Ohio, additional markets in Texas, as well as applying for designation as a Special Needs Plan in 7 to 10 additional markets. Approximately 2 million for the impact of the new contract in Illinois on our health plan there. And lastly we expect 2005 fully diluted shares outstanding of approximately 53.2 million.

In summary, we have revised our previous 2005 guidance of $1.90 to $1.98 per diluted share to $1.73 to $1.78 based on the $0.05 miss for the second-quarter performance, $0.12 or 10 million for the start-up costs associated with entering new markets and programs, and $0.02 or 2 million for the transitional expenses related to AMERIGROUP Illinois.

As is our custom, we will provide you with our 2006 guidance in our third quarter earnings release, which will include significant developments such as Georgia and Texas to the extent that we can forecast them. At this point, I would like to turn the call over to John Littel, our Executive Vice President of government relations.

John Littel - AMERIGROUP — VP Government Relations

Thanks, Paul. Let me quickly run through a state by state update in our weighted rate increases. Overall the legislative sessions that ended last quarter were very positive. States are still very focused on controlling costs in Medicaid and managed care expansion continues to be the focal point for this. In Maryland we reported earlier a 5.5% rate increase, with midyear adjustments for premium tax, hospital, and specialist increases and the statewide bonus, rate increases for the year grew to 7.1%. We have also previously reported the legislative action for the session which ended shortly before our last earnings call.

Maryland is experiencing a healthy budget surplus of over $1 billion for the year ended June 30. In New Jersey the state passed a budget on time that resulted in 6.6% rate increases and expanded the FamilyCare program. This contained a number of administrative improvements to the program including expanding eligibility for parents to 133% of the federal poverty level over a three-year period, streamlining the application process, and allowing for online enrollment and renewal.

In Florida the Legislature reaffirmed its commitment to an actuarially sound rate process, which resulted in a weighted average increase of 7.3%. As you may remember, one of our goals was to persuade the Legislature to restore the monthly enrollment process for the Florida Healthy Kids program. This did pass and we have been working with the state to roll out the new program this month. We remain optimistic that this return to monthly enrollment will reverse the declines in membership that we have experienced in the past year.

As we reported earlier in the quarter, Illinois made significant cuts to its managed care program, causing fundamental changes in the market. Specifically the state eliminated funding for most sales and marketing functions and imposed minimum health benefit ratio requirements. We have reorganized our Illinois team to respond to the new model and expect to incur (ph) approximately 2 million in transitional costs related to these program changes. We remain in this market for three reasons. First we believe that our members have access to care that is far superior to that offered in Illinois’ outdated fee-for-service system and that this contrast is a critical one. Second with this redesign we can still run a health plan that contributes to the Company, though membership may be flat or declining. And third we believe that the state eventually will pursue a mandatory model.

Because we have been serving this population for 8 years and because of our exclusive focus on Medicaid, we believe that we are able to adapt more easily to the changing environment and still remain a viable plan while waiting for reforms in the overall program. Texas also had a long session with a great deal of focus on Medicaid. Just after the session ended the state announced the awards for the STAR and CHIP contracts which we released on July 8. We are finalizing details of the implementation schedule with the state but anticipate this being completed within 2006.

Regarding STAR+, the Texas SSI product, the state budget required the HHSC Commissioner to conduct public meetings in each of the service areas with the exceptions of Dallas and Houston, to determine the type of program the state would roll out for this population. In Dallas the state will implement the integrated care management model and Houston will retain the HMO model with a public hospital carve out. The carve out model was the compromise proposed to allow managed care to expand in traditional regions of the state without negatively impacting the upper payment limit. HHSC has already conducted meetings over the past three weeks in El Paso, Lubbock, and San Antonio, and will have an additional meeting tomorrow in Fort Worth. Once these meetings are completed, the Commissioner will announce his decision regarding the type of model each area will implement. We anticipate some announcement in late summer or early fall as to the models that will be implemented across the state, as well as a timeline for implementation.

Lastly we are finalizing rates for Texas and will update you later in the year. Fort Worth rates will reflect the effect of higher NICU costs. We continue the integration of our New York plan and are pleased with our first six months of interaction with the Legislature and Department of Health. The state is completing the implementation of its actuarially sound rate process, resulting in a 2.2% decrease mostly caused by a planned reduction in the family health program. Remember actuarial soundness can go both directions, rate increases or decreases. In New York we will remain nicely profitable with this new rate. Additionally New York awards plans with high-quality scores with additional rate increases. Based on last year’s quality score, CarePlus received a 1% increase for that component of its rates.

Most importantly Governor Pataki announced that the state would begin moving SSI eligibles in New York City into mandatory managed care programs beginning October 1, 2005. We are working with the state on a readiness review and are planning to begin marketing at that time. As you will recall, one of the reasons we were interested in CarePlus was our belief that they were uniquely situated to work in the SSI and long-term care arenas, and we are excited about this expansion.

Last week we told you about our win in Georgia. We will provide you with our 2006 earnings guidance during our third quarter call, which will reflect the impact of our win in this market. I would also like to talk about two other new markets, Ohio and Virginia. On Tuesday Ohio signed a contract for AMERIGROUP to begin enrollment in September in the Cincinnati area. The state will begin auto assignment on October 1. This plan will be limited in size in 2005, but we believe that the mandatory expansion the state is rolling out now will create additional opportunities for us in other counties. As a reminder, Ohio is the sixth largest Medicaid market in terms of enrollees with AMERIGROUP now operating in five of the top six states. On July 15, we signed a contract to offer health care services in northern Virginia beginning September 1. This too will be a relatively small plan but it’s opening infrastructure and provider base of our D.C. and Maryland markets.

Finally let me just update you on our Special Needs Plan application. As Jeff noted, we have been granted conditional approval for our SNP designation for Houston, which will allow us to coordinate both Medicaid and Medicare for our members. We have a few more steps with CMS before final approval but at this point we are working toward the start date of January 1, 2006. In addition we are pleased with our progress in preparing applications for 7 to 10 other regions for SNP designation after January 1. As we said in the past we think this offers a sensible and appropriate growth opportunity that let’s us fully manage the care of our members whether it is Medicaid or Medicare. Let me turn the call back to Jeff at this point.

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

Thank you, John, and before we close I want to comment on all the attention being paid to Medicaid in Washington. Both Congress and the Administration has committed to serious reforms to this program. Yesterday the Medicaid Commission had its first meeting in Washington and though much of it was organizational, the Commission promised to address some important issues. We are pleased that AMERIGROUP’s director, Kay James, serves on this Commission as a voting member. Between the federal attention and the innovations being proposed by the states we believe that AMERIGROUP has the capacity and ability and the experience to offer states even more significant means to control costs and improve health outcomes.

While we are careful about the states we select, the opportunities in this space are tremendous. Our government relations and health plan operation teams have the reputation and track records that states seek out. In closing, when you look at the overall picture for AMERIGROUP in the future of Medicaid, the states and the federal government are becoming permanent partners in managing the program that will spend over $5 trillion over the next ten years. Our company is growing rapidly and is continuing to strive to be the best of class. We may stumble and occasionally take a hit. We get back up and we become quicker, faster, stronger, and smarter, and more committed. We hope we have restored your confidence and energy. Our mission burns with a clear blue flame because clarity is the antidote for anxieties. We are clear. It is up to our generation to fix this national problem and not simply pass it on to our children and grandchildren. Please join us or remain with us in this great effort.

Julie Loftus Trudell - AMERIGROUP — IR

This concludes our remarks and we thank you very much for joining us today. I have several senior executives here with us today so we would like to turn the call over to any questions you might have at this time.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Greg Nersessian.

Greg Nersessian - Lehman Brothers — Analyst

A lot of things you talked about this morning. I guess my first question, my biggest question is just on — you have had about a week to reflect on the Georgia contract wins. I was wondering if maybe you could go through some of the aspects both on the technical side as well as the price bid that I think maybe differentiated AMERIGROUP and maybe just the Medicaid focused on generally versus the commercial players. What is the aspects of your contracting efforts and some of your other technical components of your bid differentiated you? And then also what are the elements of your price bid that gives you such confidence in the profitability of that market?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

Just to set the record straight on a couple of issues we will be giving guidance next quarter. We think that market will go etc. We do believe it will be profitable next year and obviously it is not going to be as profitable in the first quarter as it will be in the fourth quarter but we think it will be nicely profitable. I do want to say that the state has officially not given us any details on where our pricing is in the pricing range, nor frankly has there even been an official notice of who the default vendor is in these markets. Although we can make certain assumptions and others after doing some analysis can make certain assumptions, we think that our pricing is probably on the higher end of the range. Let me turn it over to John, and John if you could give any further guidance on what you think was in the technical proposals that we may have heard about.

John Littel - AMERIGROUP — VP Government Relations

Greg, just as a reminder, the technical part of the bid was worth 70% or 700 points and the price part, cost, was worth 300 points. You had to get a minimum score I believe it was around 525 in the technical part to even have your price component opened. So in the technical component the state has said that really what they were focusing on was first of all the Company’s history and experience in this space in dealing with Medicaid recipients, their understanding of the market, their understanding of state rules, their understanding of what the specific needs of members were. The second thing were the corporate programs that each plan would put in place at both a health plan level and at the corporate level that address specific needs. And then the ability to address the specific goals of the Georgia healthy families program. So those were the main things they were looking for in the technical component and you can look at the bid outcome sheet that Georgia posted on its website and it shows you which health plans got past that. And I think essentially it was the people that won and the Blue Cross program. And then after that if you met that minimum score then they went and looked at the price portion.

And you will recall I think you know price portion was based on Mercer came in and said, an actuarially sound range which they didn’t tell anyone, each health plan has the opportunity to look at the member mix and some of the claims data going back to 2003. And we were able to each drill down and figure out compared to our other markets what we anticipate costs to be, and to build a bid based on that. So it would not be accurate to say that any company really lowballed the bid because if you were not inside that range you weren’t even given any consideration. So if you are above that range, if your bid was open and you are above that range, then you received no points. And then how tight you were inside that range is how they graded on that.

Greg Nersessian - Lehman Brothers — Analyst

Okay, but just a little bit deeper level of clarity on your advantage and the other Medicare’s plans advantage over the blues in that state with an already existing provider network. Would you say that you’re not having a commercial network was an advantage, a disadvantage, or not a factor at all?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

I think its hard for us to evaluate that. Would be just speculation. I am sure the Blues have a very complete and nice network there. They are a very good company and we are surprised probably in some ways like you that they did not add up, but I think again this focus of what we do, our ability to understand the business and the customer to make our program burley case finding work, is probably the advantage.

Greg Nersessian - Lehman Brothers — Analyst

Okay, great. And my second question is on — you mentioned the New Jersey and the Florida costs and you talked about the out of network protection in those states. Is it fair to say that part of the higher — I know it is a relatively small but part of the higher costs in those states were related to out of network costs, and if you could highlight which of your states have those out of network protection versus the others?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

We don’t really see that as a significant factor. We have pretty good out of network protection in most of our states. We do not have it in Florida, but overall I think its pretty minor.

Greg Nersessian - Lehman Brothers — Analyst

Okay, and my last question on the cash flow, can you give some kind of cash flow guidance for the year? It looked like the claims inventory popped here in the quarter. Do you anticipate — what is your outlook for the remainder of the year in terms of cash flow from operations?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

I am going to kind of take a pass on this one. As you know, it is really the receipt of premium timing that — while it is not very volatile from a standard time standpoint it is always within days to when it actually hits. And the end of one month or the beginning of the next month is very hard to predict. You saw this morning this time. I guess my thought is I don’t see a systemic departure from historical kind of trends and I just advise you to kind of look at the last couple years and form a judgement.

Greg Nersessian - Lehman Brothers — Analyst

Okay, thanks a lot.

Operator

Tom Carroll, Legg Mason.

Tom Carroll - Legg Mason — Analyst

Quick question, could you contrast for us between today and, say, five years ago how your auditors and actuaries think about reserving changes? In other words is there a heightened level of interest in trying to have perfect foresight in your reserving methodologies and perhaps holding less as a buffer, if you will?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

Well, that is a big theological question almost. First off our internal policies and our internal processes — Kathy, you have been here since we started. Kathy Toth is our chief accounting officer, has been in charge of this area for 10 plus years now so we have really had no policy change or strategy change etc. within the Company. Now do I believe that on a broader, more philosophical basis that the companies are under more pressure and scrutiny to make sure that they are as accurate as they possibly can be on any of these kinds of estimates? Absolutely. Do I think from time to time there is a departure between the actuarial science of estimates and the SEC’s interest to almost be cash based accounting? Yes, there is some difference there, some tension there. But I think between our auditors and our outside actuaries and the actuaries of our auditors — they have actuaries as well, KPMG does, and KPMG has not changed, they have been our auditors since day one — and our own internal actuaries, this is an estimate. And there is art to estimates. Does that help you any?

Tom Carroll - Legg Mason — Analyst

Somewhat, but you have been doing this for 10 years now as AMERIGROUP. Is there just behavior on the auditors’ parts? Is KPMG puts the screws to you a little more in the last year then they did, say, five years ago?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

No, I don’t think so. I think everybody with Sarbanes-Oxley and everything else is working very effectively, no, but I don’t think so.

Tom Carroll - Legg Mason — Analyst

Would you have had this $8 million adjustment to your reserves for claims uncertainty if we had not seen the negative prior period development?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

Tom, I think the answer to that is yes. I think it was only a matter of time. Fundamentally I look at the claims uncertainty a little bit as a statistically driven process. And as we get bigger and the patterns stabilized, as the products and markets mature, you just get to a point where frankly you are not supposed to carry as much as you had been when you were younger, and more developing, and not as mature. So it was only a matter of time.

Tom Carroll - Legg Mason — Analyst

All rights, thank you.

Operator

Patrick Hojlo with Credit Suisse First Boston.

Patrick Hojlo - CSFB — Analyst

Thanks again for all this detail. Very, very helpful. Actually want to go back to the Georgia issue with one follow-up question. My understanding is that some of the bids were, some of the winning bids were originally below the actuarial soundness threshold and in some cases were brought up at the behest of the state. Does that jibe with what you understand to be the case?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

Let me say it this way and then, John, you jump in again. We have never been given the range by the state, so we don’t know the state’s range. Now whether we are given that or not ultimately to answer your question, we would have to know that and then we would have to have the knowledge of what happened with other companies, which we will probably never get. Now having said that, when we bid this it was bid in multiple rate sets, I do not remember the exact number. Does anybody remember? Hundreds by region etc., so I think there were some of our rates they said, some of these rates are too low. The are below our threshold. Some of these rates are too high and some of these rates are within the window, and I think we were asked to go back and look at our data and come to them as I guess kind of a negotiating process if you will, or a discussion process where we were looking at things right, etc. And then we had a (indiscernible) period. And that is very typical, best in final period, go back, reset those numbers and come back to them. Does that help you?

Patrick Hojlo - CSFB — Analyst

It does. So under what circumstances was a plan disqualified for being too low?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

I don’t know.

John Littel - AMERIGROUP — VP Government Relations

Just from an underwriting standpoint, Patrick, what I think could happen is if you bid too low or below the range, your bid was brought up to the bottom of the range but you received no points in that process, so you put yourself at a disadvantage. Because remember this was about accumulating points to be victorious. So as we look at it, you are encouraged to be prudent i.e. somewhere in the range, if you were way low you were brought up to the minimum, but you would not get any points for that.

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

We would have never looked at it to be the lowest bidder to win. Our objective is to have a sound actuarial rate. It does not do us any good to win in any of these markets and then not have a rate that is set at a level where we can have a profitable successful health plan. And I think that is the belief of the Administration and the government of the state of Georgia.

Patrick Hojlo - CSFB — Analyst

The plan did not receive points only if their overall bid was too low? You could have a rate sell at 2 or 3 or 12?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

You would be based on the overall.

Patrick Hojlo - CSFB — Analyst

And the G&A number was down sequentially this quarter. I know you talked about some of the performance related compensation expense being lower. Is that a driver of that?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

Yes, it is a big contributor.

Patrick Hojlo - CSFB — Analyst

Okay. Back on the Florida (multiple speakers)

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

Let me remind you also remember how we had some integration expenses in New York in the first quarter? And so we’re seeing kind of the passage of those one time —.

Patrick Hojlo - CSFB — Analyst

So you’re still expecting it up of course because of the items you take off earlier in the next couple of quarters?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

Yes.

Patrick Hojlo - CSFB — Analyst

Regarding some of these cost issues, particularly those that are still lingering right now, namely the Florida, New Jersey, provider unit cost and in some case rep spending issues, I think I get what is going on with the unit cost issues and what you are doing to fix that. What about on the drug side in Florida? What was that specifically and what can you do there given that that sounds like it would be more of a utilization issue rather than unit cost issue.

Paul Dunn - AMERIGROUP — CFO

It may be both but, there may be components for both. Let me tell you what I have been told and that is that there are certain psychotropic drugs down there that as part of our medical management, we think are the most cost-effective solutions given the needs of our members. In the last year, our ability to manage dispensing of what the appropriate drug is was interrupted, so as a result I think prescriptions were done more on the basis of an unmanaged or a less well-managed situation. The impediment to our ability to manage these costs was removed in this legislative go around, so we now feel like we’re back on track. So I would like to say that that issue is behind us. We’re going to have to watch it closely but this is kind of where government relations meets medical management and we think we have that back under control.

Patrick Hojlo - CSFB — Analyst

And the impediment was an expansion of the formulary requirement that you include certain drugs on the formulary?

Paul Dunn - AMERIGROUP — CFO

And then the ability not to push providers if you will or direct providers to what the right solution in certain cases.

Patrick Hojlo - CSFB — Analyst

And sticking on the pharmacy topic, what are you doing to ramp up your pharmacy capabilities to the extent you need to, to be ready for these Special Needs Plans next year?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

That is a good question. We have several in-house pharmacy experts. Eric, I don’t know if you want to add anything to this, Dr. Yoder, our chief medical officer. We use an outside CareMark — so what is their new name? CareMark may have had four names since we used them. They are a good company, does a good job, and they are more of the administrative aspects of that. We have various focuses on integrating medical and disease management, pharmacy and behavioral. Eric, do you want to comment any on that?

Dr. Eric Yoder - AMERIGROUP — Chief Medical Officer

I would like to just say we have a new director of our pharmacy program, Leslie Stoba (ph) comes to us with tremendous experience on the Medicare side and in Medicaid as well. We are fully evaluating our contractual relationships and the government relations programs that allow us to control pharmacy in the various states. Pharmacy is a critical component as we look toward our expansion into the special-needs programs at SSI, and we are designing those programs with pharmacy as a critical component.

Operator

Matt Perry, Wachovia securities.

Matt Perry - Wachovia Securities — Analyst

Another question on the higher costs in New Jersey and Florida. You quantified for us what the impact was this quarter. Could you talk about whether or not the impact was greater or lesser in the first quarter and in the second half of ‘04? I guess what I am trying to get at is is it trending more favorably now?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

I think it is a bit better. I think probably the deeper dive we did, Matt, is we had some people kind of labor some long hours to put together the forecast for the rest of the year we have given you and so I think we look at it tapering of the impact that we have seen on the one hand. And then the rate increases that obviously go a long way to mitigate some of this upward pressure as well as the recontracting that we have done, and that is kind of what gives us the confidence to give you the outlook that we are —

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

You also I think, Matt, can see the order of magnitude in the second quarter that New Jersey and Florida had. I don’t want anyone to think that there is a train wreck necessarily in those two markets. I think we have a medical loss ratio in those two markets so that we will be the envy of several of our competitors. I think it is just not quite as good as we were hoping it would have been.

Matt Perry - Wachovia Securities — Analyst

Okay, thank you. And if move to New York a couple questions there. It seems like from what you have said in your press release here that the addition of CarePlus lowered the consolidated HVR (ph) by quite a bit, that is a pretty high margin at least in the HVR line, a high margin state. Does this rate decrease, feed directly into that margin? And then if you could also maybe quantify the SSI opportunity in New York later in the year.

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

Let me retract something I just said. My guys just handed me a note that said some of our competitors HVR’s may be about as competitive as ours in those two markets so I think I misspoke about this, let me pull those words back in light of being clear. Planned decreases in family health plus was your question?

Matt Perry - Wachovia Securities — Analyst

The negative rate in New York and the SSI opportunity.

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

The reduction of that rate is again I think commensurate with actuarial soundness. It is just a nicely profitable piece of business for us there and the state along with us has looking at that. John, do you want to add more to that?

John Littel - AMERIGROUP — VP Government Relations

The way they have the quality bonus structured I think is very favorable for CarePlus and it also really the reductions in family health plus were anticipated and so that was understandable. On the SSI market it is important to remember there are two differences there. One is the managed long-term care that Jeff has spoken about in previous calls, which CarePlus is one of the few designated health plans to do that and we continue to finalize our contract for that to go live in the fall. The second thing is what I reference the governor announcing that the SSI population would go into a mandatory managed care program. The total for that is about 131,000 in New York City but it is important to remember that that is going to be a very slow rollout. They’re going to do about in the 2 to 3000 members a months for that on a regular basis until they get everybody rolled in. So other markets tend — sometimes the numbers are higher but given this population, the fact that they’re starting it in October, they want to keep it at a very regular, stable pace. So that is the breakdown of those two markets.

Matt Perry - Wachovia Securities — Analyst

Okay and if I could squeeze one final question in there with your press release last week you talked about administrative efficiencies in New Jersey helping maybe offset some of these higher costs. Do you still anticipate that?

Paul Dunn - AMERIGROUP — CFO

Actually, Matt, I think we were more talking generally about administrative efficiencies. I don’t think we thought about that as New Jersey specific.

Matt Perry - Wachovia Securities — Analyst

Okay, that could be maybe also including Illinois?

Paul Dunn - AMERIGROUP — CFO

Well, in Illinois we are revamping our marketing model there and that is a contributor to that $2 million that we talked about that we anticipate taking as expense in the third quarter. So that is a different issue, but we generally talk about administrative efficiencies what we’re trying to say across the board as we look at all of our SG&A, we’re trying to keep the belt appropriately tight given current business conditions.

Matt Perry - Wachovia Securities — Analyst

Okay, thanks.

Operator

Peter Costa, FTN Midwest Securities.

Peter Costa - FTN Midwest Securities — Analyst

I like to get back to the cash flow a minute. The premium receivable line has been fairly consistent for you for years, for many quarters and here its bounced up quite a bit this quarter. So what state is that that is not paying you in the premium receivable line? And obviously in the unearned revenue there was a big swing in that this quarter as well from the end of the March quarter. Can you explain which states are those that you’re having trouble getting paid from?

Paul Dunn - AMERIGROUP — CFO

Well let me first create a little bit of context. You may recall in our general comments and I think we responded to another question about the way that these payments fall. What we’re talking about is payments that might fall — let’s talk about the span of a week and at the beginning of the week it might be at the end the prior month and at the end of the week it might be in the current month. So in terms of span of time we’re talking about a very tight span of time.

Secondly New York is, I think the main increase in the premium receivable, and that just happens to be a state that unlike most of our states pays in arrears. And in this particular month or cycle if you will, quarter, they paid us in early July. They have got I think this 13 week cycle they are on and so that payment just happened to fall over into early July. So really no issue in terms of receipt of premium, it’s just the way it hits the financials it can look a little odd at times.

Peter Costa - FTN Midwest Securities — Analyst

So they have paid that now at this point so that will drop back into the 30, $40 million range it has been at historically?

Paul Dunn - AMERIGROUP — CFO

I am not sure of the 30, 40 million. I’m not sure where that comes from but what I would say is —

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

The answer is they have paid it.

Paul Dunn - AMERIGROUP — CFO

They have paid it and so to the extent we are looking at — what we try to do I think is give you a calculation that normalized in our script comments for that impact of around 35 million, had we not had these distortions. I would say we do expect to be back there on a more normal basis.

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

So we’re not having any problems getting paid by states, any states. Some states actually pay us early.

Peter Costa - FTN Midwest Securities — Analyst

And why weren’t you willing to give guidance regarding what your cash flow from operations would be this year? At least that’s my understanding you didn’t.

Paul Dunn - AMERIGROUP — CFO

Yes, well again I think two reasons. One, we don’t feel like there has really been a departure from historical practice, but I think you have a lot of data collectively to look at to analyze this yourself. But then secondly as we have mentioned the (indiscernible) do tend to flip around; whether we receive it at the beginning of one period or the end of another. So it really becomes impossible for us to forecast.

Peter Costa - FTN Midwest Securities — Analyst

Okay, moving onto Illinois for a minute, what was in fact the rate change for you in Illinois? You did not give that.

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

I don’t think that we have gotten specific to talk about that. What they did is they also removed the pharmacy benefit and some other components, so we’re trying to really (multiple speakers)

Peter Costa - FTN Midwest Securities — Analyst

Is it final? Do we have our final contract?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

It is close to being final. The answer is we don’t have our final contract and so next conference call we will let you know.

Peter Costa - FTN Midwest Securities — Analyst

So the 2 million is just transitional costs, not really an ongoing issue at this point?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

That is correct.

Peter Costa - FTN Midwest Securities — Analyst

And so the ongoing issue could be more or less than the 2 million.

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

Any ongoing issue would be in our guidance.

Peter Costa - FTN Midwest Securities — Analyst

So even without the contract completed you’re comfortable with where you are going?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

Small membership, and yes, we are pretty close to being finished. Our policy as a company has been when we get the states rate final, that is when we communicate it and we don’t have that in Texas and we don’t have that in Illinois.

Peter Costa - FTN Midwest Securities — Analyst

And then moving onto Georgia just for a second, in the procurement website they give a number of rate sells and bids and many of those are similar between the various competitors who won, so it seems to imply that many of those bids in the rate sales were moved to the minimum number. Is that accurate or is there some other reason why those numbers would be all the same?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

No, I think that is accurate.

Peter Costa - FTN Midwest Securities — Analyst

So your rate sales versus say Well Care or Centene you tend to be sort of a percent, maybe 5% in the region higher then those other guys. Is that accurate? You must do the same math I did, right?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

It is probably in the ballpark. I think we have got to move on though. I know we’re coming to the end so can I ask you just maybe fall back in the queue and we will get back to you in a couple minutes?

Peter Costa - FTN Midwest Securities — Analyst

Sure, thanks.

Operator

Joe France, Banc of America Securities.

Joe France - Banc of America — Analyst

I actually just wanted to follow up on the question that a couple other questions were just asked. Mostly to make sure I understand the process of how Georgia comes about actually establishing the precise rate. And you mentioned, Jeff, I think in your formal remarks something about we don’t know yet who the default plan is and I did not realize that we did not know that.

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

We do not have it officially. We were not told officially who the default plan is. I think that some companies have come to that conclusion, but we don’t know who it is. We have not been told by the state officially.

Joe France - Banc of America — Analyst

Okay, could you comment then on how the rates are actually set finally?

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

Well, I think we have kind of gone over this in big picture. I will repeat it. The state gives us certain data at the beginning of the bid process, historical claim data. Our actuaries and our operating people serving one million people in 10 or 11 markets have a lot of experience with this population, mostly moms and kids. There is really no SSI or long-term care in it at this time. So using all of our best actuarial estimates and history of managing costs etc. we are able to estimate where we think our costs will be. And having some experience with states in these kinds of situations we kind of have a sense of how they set their ranges, so we kind of have experience on both sides of that equation. What is our cost and what we might estimate to be their ranges. And then we give those details to the state in the bid. If you win the technical bid, then the cost bid is open, so for all six companies no technical bid met the specifications and so those six companies did not even get the cost opened. There is a set number of points, minimum number of points that you have to have to get your technical bid — I’m sorry to get your technical bid approved and therefore your cost bid opened. And so I am told that as many as four companies came over, they opened up the cost bids and three of those companies through the (indiscernible)process were able to get their prices finalized and some negotiations up-and-down with the state along numerous rate sales. Apparently, I don’t know this other than just kind of what they have said, one of the companies did not get into that negotiation I guess with the state. So that is kind of how the end-to-end process worked.

Joe France - Banc of America — Analyst

That’s fine, thank you, Jeff.

Jeffrey McWaters - AMERIGROUP — Chairman and CEO

Operator, I think Steve Halper and one or two others, have they dropped off? Okay. Well, I think that concludes our call today. We thank you very much for your time, your attention, and your interest in our company.

Operator

Thank you very much for your interest in AMERIGROUP.

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